UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2006 (August 23, 2006)

(Exact name of registrant as specified in its charter)

Ohio	0-16772	31-0987416
(State or other jurisdiction	(Commission File	(IRS Employer Number)
of incorporation)	Identification No.)

138 Putnam Street, P.O. Box 738, Marietta, Ohio 45750-0738

(Address of principal executive offices) (Zip Code)

(740) 373-3155

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Peoples Bancorp Inc. and its subsidiaries (“Peoples”) file income tax returns with the United States Internal Revenue Service and various state tax authorities. From time to time and in the ordinary course of business, Peoples is involved in inquiries and reviews by federal and state tax authorities that normally require management to provide supplemental information to support certain tax positions taken by Peoples in its tax returns. Management believes it has taken appropriate positions on its tax returns, although the ultimate outcome of any tax review cannot be predicted with certainty.

As previously disclosed in “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation – Critical Accounting Policies – Income Taxes” of the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 of Peoples Bancorp Inc., its wholly-owned national bank subsidiary Peoples Bank, National Association (“Peoples Bank”), has been undergoing an examination by the Ohio Department of Taxation of Peoples Bank’s 2002 Ohio Corporation Franchise Tax Report related to Peoples Bank’s fiscal year ended December 31, 2001 (the “tax year 2002”). On August 23, 2006, the Ohio Department of Taxation (the “Department”) issued a Notice of Assessment in the amount of approximately $1.4 million in respect of Peoples Bank’s corporate franchise tax liability for the tax year 2002. Management disagrees with this assessment in its entirety and will timely file a Petition for Reassessment with the Department objecting to same. Peoples Bank is not required to pay the assessment during the pendency of the Petition for Reassessment.

Peoples does not anticipate that the ultimate resolution of this matter will result in a material impact on its consolidated financial position. To the extent management determines additional taxes may be due, Peoples recognizes liabilities for such tax exposures when losses associated with the claims are judged to be probable and the amount of loss can be reasonably estimated. No assurance can be given that the final resolution of the proposed adjustments by the Ohio Department of Taxation to Peoples Bank’s corporate franchise tax liability for the tax year 2002 will not be different than what is reflected in Peoples’ current and historical consolidated financial statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEOPLES BANCORP INC.

August 31, 2006	By:
Donald J. Landers
Chief Financial Officer and Treasurer